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                                                                     Exhibit "A"

                                 PLAN OF MERGER

      This PLAN OF MERGER (the "Plan of Merger"), is made as of the 13th day of July, 1998, by and between TELECONNECT, INC., a Utah corporation ("TCI"), TELESHARE 900, INC., a Utah corporation ("T900"), Q COMM INTERNATIONAL, INC., a Nevada corporation ("QCI"), and QCMERCO, INC., a Utah corporation ("QCMERCO"). QCMERCO is hereinafter sometimes referred to as the "Surviving Corporation," and together with TCI, T900, and QCI are referred to as the "Constituent Corporations". TCI, T900, and QCI are collectively referred to as the "Merger Companies." QCMERCO is a wholly owned subsidiary of FOUR RIVERS DEVELOPMENT, INC., a Utah corporation ("FRD").

      The authorized capital stock of TCI consists of 10,000 shares of common stock, no par value ("TCI Common Stock"). The authorized capital stock of T900 consists of 10,000 shares of common stock, no par value ("T900 Common Stock"). The authorized capital stock of QCI consists of 25,000,000 shares of common stock, par value $0.001 ("QCI Common Stock"). The authorized capital stock of QCMERCO consists of 100 shares of common stock, no par value (the "QCMERCO Common Stock").

      The directors of the Constituent Corporations deem it advisable and to the advantage of said corporations that the Company merge into QCMERCO upon the terms and conditions provided herein.

      NOW, THEREFORE, the parties hereby adopt the plan of reorganization encompassed by this Plan of Merger and hereby agree that the Company shall merge into QCMERCO on the following terms, conditions and other provisions:

1. Terms and Conditions.

      1.1 Merger. The Merger Companies shall be merged with and into QCMERCO, which shall be the surviving corporation effective on the date when this Plan of Merger is filed as part of the required Articles of Merger with the Division of Corporations and Commercial Code of the state of Utah and the Nevada Secretary of State (the "Effective Date").

      1.2 Succession. On the Effective Date, QCMERCO shall succeed to all of the rights, privileges, powers, immunities and franchises and all the property, real, personal and mixed of the Merger Companies, without the necessity for any separate transfer. QCMERCO shall thereafter be responsible and liable for all liabilities and obligations of the Merger Companies, and neither the rights of creditors nor any liens on the property of the Merger Companies shall be impaired by the merger.

      1.3 Common Stock of the Company and QCMERCO.

            (a) Upon the Effective Date, by virtue of the merger and without any further action on the part of the Constituent Corporations or their stockholders, each share of TCI


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Common Stock issued and outstanding immediately prior to the Effective Date shall be changed and converted into and become 930.2808464 shares of FRD Common Stock, par value $0.001 ("FRD Common Stock"), or a total of approximately 3,385,292 shares for the 3,639 issued and outstanding shares of TCI Common Stock.

            (b) Upon the Effective Date, by virtue of the merger and without any further action on the part of the Constituent Corporations or their stockholders, each share of T900 Common Stock issued and outstanding immediately prior to the Effective Date shall be changed and converted into and become
298.8686109 shares of FRD Common Stock, or a total of approximately 994,037 shares for the 3,326 issued and outstanding shares of T900 Common Stock.

            (c) Upon the Effective Date, by virtue of the merger and without any further action on the part of the Constituent Corporations or their stockholders, each share of QCI Common Stock issued and outstanding immediately prior to the Effective Date shall be changed and converted into and become
3.13018 shares of FRD Common Stock, or a total of approximately 565,154 shares for the 180,550 issued and outstanding shares of QCI Common Stock.

      1.4 Stock Certificates. On and after the Effective Date, all of the outstanding certificates that prior to that time represented shares of Common Stock of the Merger Companies shall be deemed for all purposes to evidence ownership of and to represent the shares of FRD Common Stock into which the shares of the Merger Companies represented by such certificates have been converted as provided herein and shall be so registered on the books and records of FRD or its transfer agent. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to FRD or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of FRD evidenced by such outstanding certificate as provided above.

      1.5 Fractional Shares. FRD shall not issue any fractional shares or interests in the FRD Common Stock. If any stockholder of the Merger Companies would otherwise be entitled to a fractional share as a result of the provisions of this Plan of Merger, FRD shall round the number of shares of the FRD Common Stock to be issued to such stockholder up to the nearest whole share.

      1.6 Acts, Plans, Policies, Agreements, Etc. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of the Merger Companies, its stockholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of QCMERCO and shall be as effective and binding thereon as the same were with respect to the Merger Companies.

2. Charter Documents, Directors and Officers

      2.1 Articles of Incorporation and By-Laws. The Articles of Incorporation and Bylaws of QCMERCO as in effect immediately prior to the Effective Date shall remain the


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Articles of Incorporation and Bylaws of QCMERCO after the Effective Date, except that Article I of the Articles of Incorporation of QCMERCO shall be deleted, and the following inserted in lieu thereof:

      ARTICLE I.   NAME

            The name of the Corporation shall be: Q Comm International, Inc.

      2.2 Directors and Officers. On the Effective Date, the Board of Directors of QCMERCO will consist of the members of the Board of Directors of TCI immediately prior to the Merger. The directors will continue to hold office as directors of TCI for the same term for which they would otherwise serve as directors of TCI. The individuals serving as executive officers of TCI immediately prior to the Merger will serve as executive officers of TCI upon the effectiveness of the Merger.

3. Miscellaneous

      3.1 Further Assurances. From time to time, and when required by QCMERCO or by its successors and assigns, there shall be executed and delivered on behalf of the Merger Companies such deeds and other instruments, and there shall be taken or caused to be taken by them such further and other action, as shall be appropriate and necessary in order to vest or perfect, or to conform of record or otherwise, in QCMERCO the title to and possession of all the property, intents, assets, rights, privileges, immunities, powers, franchises and authority of the Merger Companies and otherwise to carry out the purposes of this Plan of Merger, and the directors and officers of the Company are fully authorized in the name and on behalf of the Merger Companies or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

      3.2 Amendment. At any time before or after approval by the stockholders of the Merger Companies and QCMERCO, this Plan of Merger may be amended in any manner (except that any of the principal terms may not be amended without the approval of the stockholders of the Merger Companies) as may be determined in the judgment of the respective Boards of Directors of the Merger Companies and QCMERCO to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Plan of Merger.

      3.3 Abandonment. At any time before the Effective Date, this Plan of Merger may be terminated and the merger may be abandoned by the Board of Directors of the Merger Companies or QCMERCO, notwithstanding the approval of this Plan of Merger by the stockholders of the Merger Companies and QCMERCO, or the consummation of the merger may be deferred for a reasonable period if, in the opinion of the Board of Directors of the Merger Companies or QCMERCO, such action would be in the best interests of the Constituent Corporations.


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      3.4 Approval. This Plan of Merger has been duly adopted and approved by each of the Boards of Directors of the Constituent Corporations and recommended for approval to each of their respective stockholders for approval. This Plan of Merger shall be submitted to the stockholders of each Constituent Corporation for approval in the manner required by the Utah Revised Business Corporation Act and the Nevada Revised Statutes.

      3.4 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the state of Utah.

      IN WITNESS WHEREOF, this agreement has been signed as of the date first-above written for and on behalf of the corporate parties hereto by the undersigned thereunto duly authorized.

                                            TELECONNECT, INC.


                                            By /s/ Andrew Wells
                                               ---------------------------------
                                               Andrew Wells, President

                                            TELESHARE 900, INC.


                                            By /s/ Andrew Wells
                                               ---------------------------------
                                               Andrew Wells, President

                                            Q COMM INTERNATIONAL, INC.


                                            By /s/ Andrew Wells
                                               ---------------------------------
                                               Andrew Wells, President

                                            QCMERCO, INC.


                                            By /s/ Dal Bagley
                                               ---------------------------------
                                               Dal Bagley, President

                                            FOUR RIVERS DEVELOPMENT, INC.


                                            By /s/ Dal Bagley
                                               ---------------------------------
                                               Dal Bagley, President


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